Exhibit 16.1

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Ladies and Gentleman:

We have read the statements under Item 4.01 in the Form 8-K dated August 21, 2018 of Petro River Oil Corp. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm.  We have no basis to agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

Houston, Texas

August 22, 2018